Exhibit 99.1

Sonic Foundry Announces Fourth Quarter and Fiscal 2014 Financial Results

MADISON, Wis.--(BUSINESS WIRE)--December 11, 2014--Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced financial results for its fiscal 2014 fourth quarter ended September 30, 2014, including results for the recently-acquired Mediasite KK and MediaMission BV.

Revenues showed improvement over fourth quarter 2013, increasing 25 percent to $8.5 million in 2014, up from $6.8 million recorded last year, driven by the impact of the acquisitions. The company billed two transactions totaling approximately $620 thousand that were not included in revenue for the quarter, resulting in a delay in the recording of revenue and earnings until fiscal 2015. Gross margin rates were slightly lower due to a higher number of discounted refresh recorders sold during the quarter.

Select financial highlights:

	Consolidated			Sonic Foundry Only
	Quarter Ended September 30,			Quarter Ended September 30,
			Percent			Percent
	2014	2013	Change	2014	2013	Change
Billings	$9.2M	$7.3M	26%	$7.7M	$7.3M	6%
Revenue:
Total	8.5M	6.8M	25	6.8M	6.8M	0
Product and other	4.0M	3.7M	9	3.4M	3.6M	(9)
Service	4.5M	3.1M	45	3.4M	3.1M	10
Support and maintenance	2.3M	2.1M	14	2.2M	2.1M	10
Event services	2.2M	1.0M	105	1.2M	1.0M	21
Gross margin	5.9M or 69%	4.9M or 72%		4.7M or 70%	4.9M or 72%
Net loss	(1.3M)	(666K)		(1.3M)	(666K)
Net loss / share	(.30)	(.17)		(.31)	(.17)
Cash	4.3M			1.4M
Unearned revenue	10.0M	7.1M		9.3M	7.1M
Increase in Unearned revenue	731K	547K		973K	547K
Adjusted EBITDA	(435K)	(80K)		(507K)	(80K)
Adjusted EBITDA / share	(0.10)	(0.02)		(0.12)	(0.02)

	Consolidated			Sonic Foundry Only
	Year Ended September 30,			Year Ended September 30,
			Percent			Percent
	2014	2013	Change	2014	2013	Change
Billings	$38.2M	$29.2M	30%	$32.6M	$29.2M	12%
Revenue:
Total	35.8M	27.8M	29	30.5M	27.8M	10
Product and other	17.1M	13.9M	24	15.2M	13.9M	10
Service	18.7M	13.9M	34	15.3M	13.9M	10
Support and maintenance	9.2M	7.9M	15	8.4M	7.9M	5
Event services	9.5M	6.0M	59	6.9M	6.0M	15
Gross margin	25.6M or 71%	20.1M or 72%		21.9M or 72%	20.1M or 72%
Net loss	(2.8M)	(792K)		(2.7M)	(792K)
Net loss / share	(.67)	(.20)		(.68)	(.20)
Increase in Unearned revenue	2.9M	1.5M		2.2M	1.5M
Adjusted EBITDA	1.2M	1.4M		1.1M	1.4M
Adjusted EBITDA / share	0.28	0.36		0.27	0.36

To supplement and enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements, we disclose Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA), a non-GAAP measure of operating performance that is defined by the SEC. Due to the exclusion of non-cash stock-based compensation expense we refer to this measure as Adjusted EBITDA. As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, and should not be viewed as an alternative to net income as a measurement of our operating performance. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for debt and interest payments. A reconciliation of net loss to adjusted EBITDA for the quarters ended and years ended September 30, 2014 and 2013 are included in the release. The company is unable to provide a reconciliation of projected EBITDA to projected net income due to the unknown effect, timing and potential significance of certain income statement items.

As of September 30, 2014, $10 million of revenue from services was deferred (an increase from $7.1 million as of September 30, 2013), of which the company expects to realize $3.8 million in the quarter ending December 31, 2014. Services revenue, which includes Mediasite customer support contracts, training, installation, rental, event and content hosting services, is recognized over the life of the contract.

International product and service billings accounted for 39 percent of Sonic Foundry’s consolidated billings in the fourth quarter of fiscal 2014, compared to 26 percent in the fourth quarter of fiscal 2013. Total international product and service billings accounted for 37 percent of Sonic Foundry’s consolidated billings for fiscal 2014, compared to 29 percent for fiscal 2013. International billings have increased over prior periods primarily as a result of the acquisition of Mediasite KK and MediaMission.

Sonic Foundry-Only Highlights:

Recurring My Mediasite billings exceeded $1.3 million during fiscal 2014, an increase of over $600 thousand, or 85 percent, year over year. Revenue will be recorded over the period covered by the license and therefore had a smaller impact on revenue during the current year.

For the fourth quarter of fiscal 2014, 79 percent of billings were to existing customers, compared to 78 percent during the same period last year, with 69 percent to education customers and 19 percent to corporate customers.

Mediasite KK:

Mediasite KK experienced a delay in expected system deployments and event-capture services primarily as a result of a shortage of construction labor required to complete university expansions. The delay changed Mediasite KK’s expected fourth quarter income from $100 thousand to a net loss of approximately $100 thousand in the fourth quarter 2014. Mediasite KK expects to recoup the shortfall in revenue and income during fiscal 2015.

“Despite the complexities we experienced this year, including two planned international acquisitions, an unforeseen legal settlement, a shortfall of construction labor delaying forecasted projects in Japan and a significant change in the currency conversion rate, we’re confident we’ve taken the right steps to position the company for improved operational, sales and financial performance over time. Interest in our products and services has intensified in higher education as schools such as University of Leeds, New York University and Teikyo University in Japan strategically scale their installations of Mediasite to become the largest fully-automated lecture capture deployments in the world today. We also continue to see a surge in the events industry, as increasingly large and complex conferences place a premium on our turnkey webcasting solution,” said Gary Weis, chief executive officer of Sonic Foundry.

Sonic Foundry is setting fiscal 2015 guidance for billings at $45 million. With this growth, along with plans to manage expenses, the company expects to show significant improvement in earnings. The company also expects to improve upon fiscal 2014 adjusted EBITDA of $1.2 million to between $4.5 and $5.5 million and projecting net income between $1 million and $2 million in fiscal 2015.

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2014 fourth quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, register at www.sonicfoundry.com/earnings. An archive of the webcast will be available for 90 days.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted leader for video capture, management and webcasting solutions in education, business and government. The patented Mediasite Enterprise Video Platform transforms communications, training, education and events for over 3,000 customers in over 60 countries. The company empowers organizations to reach everyone through the power of video; accelerating knowledge-sharing, preserving valuable content, building stronger teams and getting results.

© 2014 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)

	September 30,	September 30,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$4,344	$3,482
Accounts receivable, net of allowances of $150 and $90	8,449	6,885
Inventories	1,721	1,447
Prepaid expenses and other current assets	1,544	805
Total current assets	16,058	12,619
Property and equipment:
Leasehold improvements	911	852
Computer equipment	5,440	5,296
Furniture and fixtures	720	581
Total property and equipment	7,071	6,729
Less accumulated depreciation and amortization	3,675	3,449
Net property and equipment	3,396	3,280
Other assets:
Goodwill	11,185	7,576
Minority interest in Mediasite KK	-	385
Customer relationships, net of amortization of $191 and $0	2,471	-
Software development costs, net of amortization of $252 and $75	281	458
Product rights, net of amortization of $41 and $0	631	-
Other intangibles, net of amortization of $162 and $135	37	15
Other long-term assets	564	-
Total assets	$34,623	$24,333

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$-	$-
Accounts payable	1,183	1,513
Accrued liabilities	2,512	1,204
Unearned revenue	9,079	6,470
Current portion of capital lease obligation	196	223
Current portion of notes payable to bank	974	634
Current portion of subordinated notes payable	2,096	-
Total current liabilities	16,040	10,044

Long-term portion of unearned revenue	929	648
Long-term portion of subordinated note payable	314	-
Long-term portion of capital lease obligation	173	149
Long-term portion of notes payable to bank	1,139	133
Leasehold improvement liability	401	445
Deferred tax liability	4,312	2,210
Total liabilities	23,308	13,629

Stockholders' equity:	─	─
Preferred stock, $.01 par value, authorized 500,000 shares; none issued
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	─	─
Common stock, $.01 par value, authorized 10,000,000 shares; 4,276,470 and 3,999,634 shares issued and 4,263,754 and 3,986,918 shares outstanding	43	40
Additional paid-in capital	194,260	190,653
Accumulated deficit	(182,372)	(179,556)
Accumulated other comprehensive loss	(421)	(238)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	11,315	10,704
Total liabilities and stockholders' equity	$34,623	$24,333

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)

	Years Ended September 30,
	2014	2013
Revenue:
Product	$16,773	$13,588
Services	18,649	13,933
Other	408	235
Total revenue	35,830	27,756

Cost of revenue:
Product	7,350	6,215
Services	2,925	1,481
Total cost of revenue	10,275	7,696
Gross margin	25,555	20,060

Operating expenses:
Selling and marketing	16,551	13,079
General and administrative	5,623	3,343
Product development	5,545	4,276
Patent charge	428	-
Acquisition costs	490	-
Total operating expenses	28,637	20,698
Loss from operations	(3,082)	(638)

Gain on investment in MSKK	1,390	-
Equity in earnings of investment in MSKK	38	209
Other expense, net	(58)	(123)
Income (loss) before income taxes	(1,712)	(552)
Provision for income taxes	(1,104)	(240)
Net loss	$(2,816)	$(792)

Loss per common share:
Basic net loss per common share	$(0.67)	$(0.20)
Diluted net loss per common share	$(0.67)	$(0.20)

Weighted average common shares
– Basic	4,174,191	3,932,692
– Diluted	4,174,191	3,932,692

Sonic Foundry, Inc.
Adjusted EBITDA Reconciliation
(in thousands)

	Consolidated		Consolidated
	Fiscal Quarter Ended		Fiscal Year Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net Loss	$(1,288)	$(666)	$(2,816)	$(792)
Add:
Depreciation and amortization	518	335	1,730	1,206
Income tax expense	32	60	1,104	240
Interest expense	61	20	231	92
Stock-based compensation expense	242	171	921	656

Adjusted EBITDA	$(435)	$(80)	$1,170	$1,402

	Sonic Only		Sonic Only
	Fiscal Quarter Ended		Fiscal Year Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net Loss	$(1,313)	$(666)	$(2,718)	$(792)
Add:
Depreciation and amortization	469	335	1,629	1,206
Income tax expense	34	60	1,064	240
Interest expense	61	20	231	92
Stock-based compensation expense	242	171	921	656

Adjusted EBITDA	$(507)	$(80)	$1,127	$1,402

Sonic Foundry, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended September 30,
	2014	2013
Operating activities
Net loss	$(2,816)	$(792)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Gain or equity in earnings on investment in Mediasite KK	(1,429)	(209)
Amortization of other intangibles	244	20
Amortization of software development costs	177	75
Amortization of product rights	41	-
Depreciation and amortization of property and equipment	1,268	1,111
Deferred taxes	1,064	5
Stock-based compensation expense related to stock options	921	240
Provision for doubtful accounts	60	-
Remeasurement gain on subordinated debt	(157)	-
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(597)	(1,312)
Inventories	259	(394)
Prepaid expenses and other current assets	(547)	(48)
Accounts payable and accrued liabilities	(810)	263
Other long-term liabilities	(94)	(87)
Unearned revenue	2,329	1,485
Net cash (used in) provided by operating activities	(87)	1,013

Investing activities
Software development costs	-	(533)
Purchases of property and equipment	(862)	(1,162)
Cash received in Mediasite KK acquisition, net of cash paid	1,281	-
Cash paid for MediaMission acquisition, net of cash acquired	(119)	-
Net cash provided by (used in) investing activities	300	(1,695)

Financing activities
Proceeds from notes payable	1,954	-
Payments on notes payable	(1,199)	(666)
Payment on debt issuance costs	(49)	(20)
Proceeds from exercise of common stock options	286	448
Proceeds from issuance of common stock	98	75
Dividends from investment in Mediasite KK	-	22
Payments on capital lease obligations	(229)	(173)
Net cash provided by (used in) financing activities	861	(314)
Changes in cash and cash equivalents due to changes in
foreign currency exchange rates	(212)	-
Net increase (decrease) in cash and cash equivalents	862	(996)
Cash and cash equivalents at beginning of period	3,482	4,478
Cash and cash equivalents at end of period	$4,344	$3,482

CONTACT:
Sonic Foundry, Inc.
Tammy Jackson, 608.770.9052
For investor inquiries: investor@sonicfoundry.com
or
For media relations: tammy@sonicfoundry.com